MERRILL LYNCH
EMERGING TIGERS
FUND, INC.




FUND LOGO




Annual Report

November 30, 1999



Investing in emerging market securities involves a number of risk factors and special considerations, including restrictions on foreign investments and on repatriation of capital invested in emerging markets,currency fluctuations, and potential price volatility and less liquidity of securities traded in emerging markets. In addition, there may be less publicly available information about the issuers of securities, and such issuers may not be subject to accounting, auditing and financial reporting standards and requirements comparable to those to which US companies are subject. Therefore, the Fund is designed as a long-term investment for investors capable of assuming the risks of investing in emerging markets. The Fund should be considered as a vehicle for diversification and not asa complete investment program. Please refer to the prospectus for details.

This report is not authorized for use as an offer of sale or a solicitation of an offer to buy shares of the Fund unless accompanied or preceded by the Fund's current prospectus. Past performance results shown in this report should not be considered a representation of future performance. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Statements and other information herein are as dated and are subject to change.


Merrill Lynch
Emerging Tigers Fund, Inc.
Box 9011
Princeton, NJ
08543-9011


Printed on post-consumer recycled paper

MERRILL LYNCH EMERGING TIGERS FUND, INC.


Map Depicting the Fund's
Asset Allocation As a
Percentage* of Net Assets
as of November 30, 1999

India            19.1%
Indonesia         2.0%
Malaysia         15.3%
Thailand          5.9%
Singapore        20.7%
China            17.1%
Hong Kong         1.7%
South Korea       8.7%
Philippines       5.7%

[FN]
*Total may not equal 100%.

Merrill Lynch Emerging Tigers Fund, Inc., November 30, 1999


DEAR SHAREHOLDER


Fiscal Year in Review

For the fiscal year ended November 30, 1999, Merrill Lynch Emerging Tigers Fund, Inc.'s Class A, Class B, Class C and Class D Shares had total returns of +40.97%, +39.44%, +39.67% and +40.78%, respectively, compared to a +43.96% total return for the unmanaged Goldman Sachs Southeast Asia Emerging Markets Index. (Fund performance does not reflect sales charges, and would be lower if sales charges were included. Complete performance information can be found on pages 3--5 of this report to shareholders.)

As we forecasted, the November quarter was indeed a very good one in terms of Asian stock markets' performance. The stock markets were driven primarily by the technology and telecommunications sectors. The Fund was therefore very well positioned for the fourth fiscal quarter rally because approximately 25% of its assets were invested in these sectors.

The South Korean economy continues its robust recovery. The government has kept short-term interest rates low and has made it clear that the central bank would provide as much liquidity as required to prevent interest rates from rising substantially. This move prevented a second financial crisis, which could have arisen as a result of the Daewoo Corporation bankruptcy. We added new South Korean positions in the Fund in order to gain exposure to the technology and telecommunication sectors as well as to increase the liquidity of the portfolio. Our new holdings included Korea Electric Power Corporation, SK Telecom Co. Ltd., Samsung Electronics Co., Hyundai Electronics Industries Co., and Internet companies such as Korea Thrunet Co., Ltd.

The Singapore economy was helped by the rebound in global electronics demand. This sector accounts for about 70% of non-oil domestic exports. With exports at 130% of gross domestic product (GDP), Singapore should continue to ride the rising global business cycle in 2000. For the year 2000, there are concerns about a relative growth underperformance rather than absolute growth disappointment. Real GDP could rise 5.6% in 2000, underpinned by an expected 0%--30% expansion in wafer fabrication capacity and a supportive global environment. We added Chartered Semiconductor Manufacturing Limited, the third-largest dedicated foundry for outsourcing of wafer production in the world in the last months of the Fund's fiscal year.

The macroeconomic news in Malaysia remains positive as the economy enters its ninth month of expansion. The export recovery is among the strongest in the region. For the three-month period ended November 30, 1999, US dollar exports rose more than 23% compared to the same period in 1998 or double the rate experienced by most peers. Accordingly, we expect the current account surplus to be maintained.

Politically, Malaysia's ruling party has won the latest elections, which means that Prime Minister Mahathir will continue to lead the country. However, the United Malay National Organisation (UMNO), which is the largest party in the ruling coalition, lost a number of its parliamentary seats to the opposition Muslim group, the Pan Malaysia Islamic Party. This erosion of support among the bumiputera community does not bode well for the Prime Minister's position as head of UMNO, in our opinion. It is possible that changes may occur at the next UMNO elections, which will be held in mid-2000.

Despite the apparent political and economic stability, foreign investors are still hesitant to invest in Malaysia because of the many adverse investment restrictions that were put in place during the Asian financial crisis. Investors are also wary of the Prime Minister's antagonistic attitude toward foreign investors. Furthermore, since the Malaysian market will not be part of the Morgan Stanley emerging market or Asian indexes until May 2000, investors are likely to avoid further investments into the country until that time.

As outlined in our strategy in our August report to shareholders, we reduced our positions in the Philippines, Malaysia, Indonesia and Thailand. However, we continued to hold shares of companies that we believe were Year 2000 compliant. These are the largest-capitalization, well-funded and well-managed companies in these countries. Another reason we underweighted these countries is that they offer few stocks in the technology sector, a prime focus of the Fund in the November quarter. On the other hand, we purchased shares in the Indian software company, NIIT Limited, the Internet company Satyam Infoway Limited and India's international telephony company, Videsh Sanchar Nigam Ltd. Hence, we increased our weighting in India through these purchases.


Investment Strategy & Outlook
We expect Asian equity markets to continue to be strong in 2000 for three main reasons. First, economic recovery will push ahead resulting in stronger corporate profit growth. Second, corporate restructuring is likely to make further progress in 2000. Companies are cutting costs, streamlining operations and becoming more productive. Cost savings will therefore lead to higher profit margins and better earnings. Third, Asia is entering a technology upgrade cycle. The region is becoming the center of gravity for technological investment. The region has always been able to upgrade its comparative advantage, from clothing, textiles and toys twenty years ago to automobiles and electronic goods a decade ago. Today their product strength is moving into information technology, components and software.

With these factors in mind, we are likely to focus on companies with strong restructuring benefits, the technology and telecommunication sectors and consumer and export-related companies, which should profit from strong domestic and global economic growth.


In Conclusion
We thank you for your investment in Merrill Lynch Emerging Tigers Fund, Inc., and we look forward to serving your investment needs throughout the Fund's new fiscal year and beyond.

Sincerely,



(Terry K. Glenn)
Terry K. Glenn
President and Director



(Kara Tan Bhala)
Kara Tan Bhala
Senior Vice President and
Portfolio Manager


January 11, 2000


To reduce shareholder expenses, Merrill Lynch Emerging Tigers Fund, Inc. will no longer be printing and mailing quarterly reports to shareholders. We will continue to provide you with reports on a semi-annual and annual basis.

PERFORMANCE DATA


About Fund
Performance


Investors are able to purchase shares of the Fund through the Merrill Lynch Select Pricing SM System, which offers four pricing alternatives:

* Class A Shares incur a maximum initial sales charge (front-end load) of 5.25% and bear no ongoing distribution or account maintenance fees. Class A Shares are available only to eligible investors.

* Class B Shares are subject to a maximum contingent deferred sales charge of 4% if redeemed during the first year, decreasing 1% each year thereafter to 0% after the fourth year. In addition, Class B Shares are subject to a distribution fee of 0.75% and an account maintenance fee of 0.25%. These shares automatically convert to Class D Shares after approximately 8 years. (There is no initial sales charge for automatic share conversions.)

* Class C Shares are subject to a distribution fee of 0.75% and an account maintenance fee of 0.25%. In addition, Class C Shares are subject to a 1% contingent deferred sales charge if redeemed within one year of purchase.

* Class D Shares incur a maximum initial sales charge of 5.25% and an account maintenance fee of 0.25% (but no distribution fee).

  None of the past results shown should be considered a representation of future performance. Figures shown in the "Recent Performance Results" and "Average Annual Total Return" tables assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. Investment return and principal value of shares will fluctuate so that shares, when redeemed, may be worth more or less than their original cost. Dividends paid to each class of shares will vary because of the different levels of account maintenance, distribution and transfer agency fees applicable to each class, which are deducted from the income available to be paid to shareholders.

Merrill Lynch Emerging Tigers Fund, Inc., November 30, 1999


PERFORMANCE DATA (concluded)


Total Return Based on a $10,000 Investment

A line graph depicting the growth of an investment in the Fund's Class A Shares compared to growth of an investment in the Southeast Asia Emerging Markets Index. Beginning and ending values are:

                                         3/04/94**      11/99
ML Emerging Tigers Fund, Inc.++--
Class A Shares*                          $ 9,475       $ 6,156

Southeast Asia Emerging Markets
Index++++                                $10,000       $ 5,011


A line graph depicting the growth of an investment in the Fund's Class B, Class C and Class D Shares compared to growth of an investment in the Southeast Asia Emerging Markets Index. Beginning and ending values are:

                                         6/10/96**      11/99
ML Emerging Tigers Fund, Inc.++--
Class B Shares*                          $10,000       $ 5,592

ML Emerging Tigers Fund, Inc.++--
Class C Shares*                          $10,000       $ 5,648

ML Emerging Tigers Fund, Inc.++--
Class D Shares*                          $ 9,475       $ 5,499

Southeast Asia Emerging Markets
Index++++                                $10,000       $ 4,700

[FN]

   * Assuming maximum sales charge, transaction costs and other operating expenses, including advisory fees.
  ** Commencement of operations.
  ++ ML Emerging Tigers Fund, Inc. invests primarily in equity securities of companies in designated emerging market countries located in Asia and the Pacific Basin.
++++ This unmanaged Index, which is a blend of the Financial Times/Standard &
     Poor's--Actuaries World Index and IFC Investible Index, is comprised of holdings in China, India, Indonesia, Malaysia, Pakistan, the Philippines, Singapore, Sri Lanka and Thailand. The starting date for the Index in the Class A Shares' graph is from 2/28/94 and in the Class B, Class C & Class D Shares' graph is from 5/31/96.

     Past performance is not predictive of future performance.

Average Annual
Total Return

                                    % Return Without   % Return With
                                       Sales Charge    Sales Charge**
Class A Shares*

Year Ended 9/30/99                        +39.07%          +31.77%
Five Years Ended 9/30/99                  -12.31           -13.25
Inception (3/04/94) through 9/30/99        -9.76           -10.63

[FN]
 * Maximum sales charge is 5.25%. Prior to October 21, 1994, Class A Shares were offered at a higher sales charge. Thus, actual returns would have been lower than shown for the five-year and inception periods.
** Assuming maximum sales charge.

                                        % Return        % Return
                                       Without CDSC    With CDSC**
Class B Shares*

Year Ended 9/30/99                        +37.93%        +33.93%
Inception (6/10/96) through 9/30/99       -19.30         -19.54

[FN]
 * Maximum contingent deferred sales charge is 4% and is reduced to 0% after 4 years.
** Assuming payment of applicable contingent deferred sales charge.

                                        % Return        % Return
                                       Without CDSC    With CDSC**
Class C Shares*

Year Ended 9/30/99                        +37.80%        +36.80%
Inception (6/10/96) through 9/30/99       -19.33         -19.33

[FN]
 * Maximum contingent deferred sales charge is 1% and is reduced to 0% after one year.
** Assuming payment of applicable contingent deferred sales charge.


                                     % Return Without   % Return With
                                       Sales Charge      Sales Charge**
Class D Shares*

Year Ended 9/30/99                        +38.84%          +31.55%
Inception (6/10/96) through 9/30/99       -18.70           -20.01

[FN]
 * Maximum sales charge is 5.25%.
** Assuming maximum sales charge.

Recent
Performance
Results*


                                                        3 Month            12 Month       Since Inception
As of November 30, 1999                               Total Return       Total Return       Total Return

ML Emerging Tigers Fund, Inc. Class A Shares             +7.84%            +40.97%             -35.03%++
ML Emerging Tigers Fund, Inc. Class B Shares             +7.48             +39.44              -43.52
ML Emerging Tigers Fund, Inc. Class C Shares             +7.60             +39.67              -43.52
ML Emerging Tigers Fund, Inc. Class D Shares             +7.87             +40.78              -41.96


 * Investment results shown do not reflect sales charges; results shown would be lower if a sales charge was included. Total investment returns are based on changes in net asset values for the periods shown, and assume reinvestment of all dividends and capital gains distributions at net asset value on the ex-dividend date. The Fund's since inception dates are from 3/04/94 for Class A Shares and from 6/10/96 for Class B, Class C & Class D Shares.
++ Performance results for Class A Shares prior to June 10, 1996 are for the period when the Fund was closed-end.

Merrill Lynch Emerging Tigers Fund, Inc., November 30, 1999


SCHEDULE OF INVESTMENTS                                                                             (in US dollars)

                                     Shares                                                                     Percent of
COUNTRY       Industries              Held                   Long-Term Investments                    Value     Net Assets

China         Appliances             567,000      Guangdong Kelon Electrical Holdings
                                                  Company Limited 'H'                            $    489,177          1.0%

              Electronic             616,000    ++Great Wall Technology Co. 'H'                       519,553          1.1
              Components

              Electronics          1,390,000      Legend Holdings Limited                           3,239,676          6.7

              Mining               1,994,000      Yanzhou Coal Mining Co. Ltd. 'H'                    609,813          1.2

              Telecommunications     643,527    ++China Telecom (Hong Kong) Limited                 3,438,928          7.1

                                                  Total Long-Term Investments in China              8,297,147         17.1

Hong Kong     Computer Systems       650,000      Founder Hong Kong Limited                           518,935          1.1

              Telecommunications     324,000    ++Pacific Century CyberWorks Limited                  277,444          0.6

                                                  Total Long-Term Investments in Hong Kong            796,379          1.7

India         Banking                287,957      Corporation Bank                                    769,237          1.6
                                     167,510    ++Housing Development Finance Corporation
                                                  Ltd. (HDFC)                                         969,764          2.0
                                     161,000      State Bank of India                                 867,609          1.8
                                                                                                 ------------        ------
                                                                                                    2,606,610          5.4

              Computer Software       18,990      NIIT Limited                                      1,029,922          2.1
                                       6,410      NIIT Limited (New Shares)                           347,646          0.7
                                       3,900    ++Satyam Computer Services Limited                    172,633          0.4
                                                                                                 ------------        ------
                                                                                                    1,550,201          3.2

              Electrical &           100,000    ++Bharat Heavy Electricals Ltd.                       557,351          1.2
              Electronics

              Financial Services      85,750    ++ICICI Ltd. (ADR)*                                   953,969          2.0

              Internet Software        7,600    ++Satyam Infoway Limited (ADR)*                       889,200          1.8

              Oil & Gas Related       90,700      Gas Authority of India Ltd. (GDR)** (b)             834,440          1.7

              Oil Services             5,800      Hindustan Petroleum Corporation Ltd.                 28,444          0.1
                                      85,550      Hindustan Petroleum Corporation Ltd.                419,556          0.8
                                                                                                 ------------        ------
                                                                                                      448,000          0.9

              Pharmaceuticals         42,780    ++Ranbaxy Laboratories Limited                        979,902          2.0

              Telecommunications      20,400      Videsh Sanchar Nigam Ltd. (GDR)**                   459,000          0.9

                                                  Total Long-Term Investments in India              9,278,673         19.1

Indonesia     Foods                  376,000    ++PT Indofood Sukses Makmur Tbk                       414,194          0.9
              Retail--Stores       2,300,000    ++PT Matahari Putra Prima Tbk                         260,467          0.5
              Tobacco                 61,500      PT Gudang Garam Tbk                                 146,891          0.3
                                      61,500    ++PT Hanjaya Mandala Sampoerna Tbk                    140,981          0.3
                                                                                                 ------------        ------
                                                                                                      287,872          0.6

                                                  Total Long-Term Investments in Indonesia            962,533          2.0

Malaysia      Banking                297,000      Malayan Banking Berhad                            1,016,053          2.1
                                     658,000      Public Bank Berhad 'Foreign'                        658,000          1.4
                                                                                                 ------------        ------
                                                                                                    1,674,053          3.5

              Building &              43,000      IJM Corporation Bhd                                  31,910          0.1
              Construction

              Consumer Products      180,500      Amway (Malaysia) Holdings Berhad                    446,500          0.9

              Leisure                191,000      Genting Berhad                                      663,474          1.4
                                     294,000      Resorts World Berhad                                789,158          1.6
                                                                                                 ------------        ------
                                                                                                    1,452,632          3.0

              Publishing &           341,000      Star Publications (Malaysia)                        816,605          1.7
              Broadcasting

              Restaurants            367,000      KFC Holdings (Malaysia) Berhad                      453,921          0.9

              Telecommunications     234,000      Telekom Malaysia Berhad                             738,947          1.5

              Tobacco                141,400      Rothmans of Pall Mall (Malaysia) Berhad           1,004,684          2.1

              Transportation         529,000      Malaysia International Shipping Corporation
                                                  Berhad 'Foreign'                                    786,539          1.6

                                                  Total Long-Term Investments in Malaysia           7,405,791         15.3

Philippines   Banking                 38,500      Metropolitan Bank & Trust Company                   277,689          0.6

              Beverages              165,000      San Miguel Corporation 'B'                          227,934          0.4

              Publishing &            90,000    ++ABS-CBN Broadcasting Corporation                     97,922          0.2
              Broadcasting

              Restaurants            594,000      Jollibee Foods Corporation (Warrants)(a)            185,171          0.4

              Retail               2,543,346      SM Prime Holdings, Inc.                             404,199          0.8

              Telecommunications      59,000      Philippine Long Distance Telephone
                                                  Company (ADR)*                                    1,209,500          2.5

              Utilities--            144,956      Manila Electric Company 'B'                         372,136          0.8
              Electric & Gas

                                                  Total Long-Term Investments in the Philippines    2,774,551          5.7

Singapore     Airlines               148,000      Singapore Airlines Limited                        1,496,906          3.1

              Banking                153,542      DBS Group Holdings Limited                        1,991,442          4.1
                                     179,893      Overseas Union Bank Ltd.                            834,820          1.7
                                                                                                 ------------        ------
                                                                                                    2,826,262          5.8

              Computer Services       72,062      Datacraft Asia Limited                              348,780          0.7

              Conglomerates          461,000      Singapore Technologies Engineering Ltd.             688,428          1.4

              Electronics            110,000      NatSteel Electronics Ltd.                           454,843          0.9

              Foods                  789,500      Del Monte Pacific Ltd.                              410,540          0.8

              Publishing &            98,497      Singapore Press Holdings Ltd.                     1,845,940          3.8
              Broadcasting

              Real Estate            107,000      City Developments Limited                           607,955          1.3

              Semiconductors          10,500    ++Chartered Semiconductor Manufacturing
                                                  Limited (ADR)*                                      559,125          1.2

              Telecommunications     420,000      Singapore Telecommunications, Ltd.                  794,622          1.7

                                                  Total Long-Term Investments in Singapore         10,033,401         20.7

Merrill Lynch Emerging Tigers Fund, Inc., November 30, 1999


SCHEDULE OF INVESTMENTS (concluded)                                                                  (in US dollars)

                                 Shares Held/                                                                    Percent of
COUNTRY       Industries         Face Amount              Long-Term Securities                       Value       Net Assets

South Korea   Banking                 20,700      Kookmin Bank                                   $    344,702          0.7%
                                       8,430      Korea Technology Banking Company                    114,921          0.3
                                      37,650      Shinhan Bank                                        438,546          0.9
                                                                                                 ------------        ------
                                                                                                      898,169          1.9

              Electronics             11,270      Hyundai Electronics Industries Co.                  231,429          0.5
                                       2,340      Samsung Electronics Co.                             484,556          1.0
                               US$   280,000      Samsung Electronics Co., 0% due 12/31/2007
                                                  (Convertible) (Regulation S) (c)                    456,400          0.9
                                                                                                 ------------        ------
                                                                                                    1,172,385          2.4

              Internet                 1,400    ++Korea Thrunet Co., Ltd. (Class A)                    77,700          0.1

              Telecommunications       9,900    ++Korea Telecom Corporation (ADR)*                    524,700          1.1
                                         400      SK Telecom Co. Ltd.                                 924,590          1.9
                                                                                                 ------------        ------
                                                                                                    1,449,290          3.0

              Utilities--Electric     16,150      Korea Electric Power Corporation                    640,984          1.3

                                                  Total Long-Term Investments in South Korea        4,238,528          8.7

Thailand      Banking & Financial    330,000    ++Siam Commercial Bank Public Company
                                                  Limited 'Foreign' (Preferred)                       349,218          0.7
                                     405,000      Thai Farmers Bank Public Company
                                                  Limited 'Foreign'                                   545,472          1.1
                                                                                                 ------------        ------
                                                                                                      894,690          1.8

              Oil--Related            75,317      PTT Exploration and Production Public
                                                  Company Limited 'Foreign'                           463,727          1.0

              Telecommunications      78,800      Advanced Info Service Public Company
                                                  Limited 'Foreign'                                 1,128,025          2.3
                                     379,000    ++TelecomAsiaCorporation Public Company
                                                  Limited 'Foreign'                                   374,333          0.8
                                                                                                 ------------        ------
                                                                                                    1,502,358          3.1

                                                  Total Long-Term Investments in Thailand           2,860,775          5.9

              Total Investments (Cost--$36,527,698)                                                46,647,778         96.2

              Other Assets Less Liabilities                                                         1,835,836          3.8
                                                                                                 ------------        ------
              Net Assets                                                                         $ 48,483,614        100.0%
                                                                                                 ============        ======



           ++ Non-income producing security.
            * American Depositary Receipts (ADR).
           ** Global Depositary Receipts (GDR).
          (a) Warrants entitle the Fund to purchase a predetermined number of shares of common stock and are non-income producing. The purchase price and number of shares are subject to adjustment under certain conditions until the expiration date.
          (b) The security may be offered and sold to "qualified institutional buyers" under Rule 144A of the Securities Act of 1933.
          (c) Represents a zero coupon bond.

                       See Notes to Financial Statements.

STATEMENT OF ASSETS AND LIABILITIES

                    As of November 30, 1999

Assets:             Investments, at value (identified cost--$36,527,698)                                    $ 46,647,778
                    Foreign cash                                                                               1,688,857
                    Receivables:
                      Securities sold                                                      $  3,633,786
                      Dividends                                                                  23,822
                      Capital shares sold                                                         9,841        3,667,449
                                                                                           ------------
                    Prepaid registration fees                                                                     37,798
                                                                                                            ------------
                    Total assets                                                                              52,041,882
                                                                                                            ------------

Liabilities:        Payables:
                      Securities purchased                                                    1,915,441
                      Custodian bank                                                          1,255,172
                      Capital shares redeemed                                                   101,850
                      Distributor                                                                 8,768
                      Investment adviser                                                          5,242        3,286,473
                                                                                           ------------
                    Accrued expenses and other liabilities                                                       271,795
                                                                                                            ------------
                    Total liabilities                                                                          3,558,268
                                                                                                            ------------

Net Assets:         Net assets                                                                              $ 48,483,614
                                                                                                            ============

Net Assets          Class A Common Stock, $.10 par value, 100,000,000
Consist of:         shares authorized                                                                       $    413,366
                    Class B Common Stock, $.10 par value, 150,000,000
                    shares authorized                                                                             90,135
                    Class C Common Stock, $.10 par value, 50,000,000
                    shares authorized                                                                             25,731
                    Class D Common Stock, $.10 par value, 100,000,000
                    shares authorized                                                                             24,185
                    Paid-in capital in excess of par                                                          89,554,097
                    Undistributed investment income--net                                                           5,528
                    Accumulated realized capital losses on investments and
                    foreign currency transactions--net                                                       (51,631,803)
                    Unrealized appreciation on investments and foreign
                    currency transactions--net                                                                10,002,375
                                                                                                            ------------
                    Net assets                                                                              $ 48,483,614
                                                                                                            ============

Net Asset           Class A--Based on net assets of $36,367,427 and
Value:                       4,133,664 shares outstanding                                                   $       8.80
                                                                                                            ============
                    Class B--Based on net assets of $7,773,839 and
                             901,350 shares outstanding                                                     $       8.62
                                                                                                            ============
                    Class C--Based on net assets of $2,222,282 and
                             257,309 shares outstanding                                                     $       8.64
                                                                                                            ============
                    Class D--Based on net assets of $2,120,066 and
                             241,853 shares outstanding                                                     $       8.77
                                                                                                            ============


                       See Notes to Financial Statements.

Merrill Lynch Emerging Tigers Fund, Inc., November 30, 1999


STATEMENT OF OPERATIONS

                    For the Year Ended November 30, 1999

Investment Income:  Dividends (net of $12,617 foreign withholding tax)                                      $    625,038
                    Interest and discount earned                                                                 138,981
                                                                                                            ------------
                    Total income                                                                                 764,019
                                                                                                            ------------

Expenses:           Investment advisory fees                                               $    433,987
                    Custodian fees                                                              157,598
                    Transfer agent fees--Class A                                                 93,404
                    Accounting services                                                          88,617
                    Professional fees                                                            66,989
                    Printing and shareholder reports                                             66,681
                    Account maintenance and distribution fees--Class B                           64,296
                    Registration fees                                                            56,409
                    Directors' fees and expenses                                                 44,887
                    Account maintenance and distribution fees--Class C                           20,826
                    Transfer agent fees--Class B                                                 20,226
                    Transfer agent fees--Class C                                                  6,703
                    Pricing fees                                                                  5,544
                    Transfer agent fees--Class D                                                  5,063
                    Account maintenance fees--Class D                                             4,459
                    Amortization of organization expenses                                         1,789
                    Other                                                                         4,639
                                                                                           ------------
                    Total expenses                                                                             1,142,117
                                                                                                            ------------
                    Investment loss--net                                                                        (378,098)
                                                                                                            ------------

Realized &          Realized loss from:
Unrealized            Investments--net                                                       (8,070,514)
Gain (Loss) on        Foreign currency transactions--net                                         16,077       (8,054,437)
Investments &                                                                              ------------
Foreign Currency Change in unrealized appreciation/depreciation on:
Transactions--Net:    Investments--net                                                       23,076,905
                      Foreign currency transactions--net                                        (50,493)      23,026,412
                                                                                           ------------     ------------
                    Net realized and unrealized gain on investments
                    and foreign currency transactions                                                         14,971,975
                                                                                                            ------------
                    Net Increase in Net Assets Resulting from Operations                                    $ 14,593,877
                                                                                                            ============


                       See Notes to Financial Statements.

STATEMENTS OF CHANGES IN NET ASSETS

                                                                                                 For the Year Ended
                                                                                                    November 30,
                    Increase (Decrease) in Net Assets:                                        1999               1998

Operations:         Investment income (loss)--net                                          $   (378,098)    $    196,777
                    Realized loss on investments and foreign currency
                    transactions--net                                                        (8,054,437)     (24,179,379)
                    Change in unrealized appreciation/depreciation on
                    investments and foreign currency transactions--net                       23,026,412        9,360,343
                                                                                           ------------     ------------
                    Net increase (decrease) in net assets resulting from operations          14,593,877      (14,622,259)
                                                                                           ------------     ------------

Dividends to        Investment income--net:
Shareholders:         Class A                                                                  (403,969)              --
                      Class B                                                                   (42,164)              --
                      Class C                                                                   (13,885)              --
                      Class D                                                                   (17,356)              --
                    In excess of investment income--net:
                      Class A                                                                  (493,345)         (90,622)
                      Class B                                                                   (51,493)              --
                      Class C                                                                   (16,957)              --
                      Class D                                                                   (21,196)              --
                                                                                           ------------     ------------
                    Net decrease in net assets resulting from
                    dividends to shareholders                                                (1,060,365)         (90,622)
                                                                                           ------------     ------------

Capital Share       Net decrease in net assets derived from capital
Transactions:       share transactions                                                       (8,225,085)     (14,685,494)
                                                                                           ------------     ------------

Net Assets:         Total increase (decrease) in net assets                                   5,308,427      (29,398,375)
                    Beginning of year                                                        43,175,187       72,573,562
                                                                                           ------------     ------------
                    End of year*                                                           $ 48,483,614     $ 43,175,187
                                                                                           ============     ============
                    *Undistributed investment income--net                                  $      5,528     $    477,374
                                                                                           ============     ============


                       See Notes to Financial Statements.

Merrill Lynch Emerging Tigers Fund, Inc., November 30, 1999


FINANCIAL HIGHLIGHTS

The following per share data and ratios have been derived
from information provided in the financial statements.                                  Class A
                                                                            For the Year Ended November 30,
Increase (Decrease) in Net Asset Value:                          1999++      1998++       1997++      1996       1995

Per Share           Net asset value, beginning of year         $    6.42   $    8.12   $   15.59   $   13.40   $   14.47
Operating                                                      ---------   ---------   ---------   ---------   ---------
Performance:        Investment income (loss)--net                   (.05)        .04        (.04)        .05         .03
                    Realized and unrealized gain (loss) on
                    investments and foreign currency
                    transactions--net                               2.61       (1.73)      (7.38)       2.15        (.96)
                                                               ---------   ---------   ---------   ---------   ---------
                    Total from investment operations                2.56       (1.69)      (7.42)       2.20        (.93)
                                                               ---------   ---------   ---------   ---------   ---------
                    Less dividends and distributions:
                      Investment income--net                        (.08)         --        (.01)       (.01)       (.12)
                      In excess of investment income--net           (.10)       (.01)       (.04)         --          --
                      Realized gain on investments--net               --          --          --          --        (.02)
                                                               ---------   ---------   ---------   ---------   ---------
                    Total dividends and distributions               (.18)       (.01)       (.05)       (.01)       (.14)
                                                               ---------   ---------   ---------   ---------   ---------
                    Capital charge resulting from
                    issuance of Common Stock                          --          --          --          --          --+++
                                                               ---------   ---------   ---------   ---------   ---------
                    Net asset value, end of year               $    8.80   $    6.42   $    8.12   $   15.59   $   13.40
                                                               =========   =========   =========   =========   =========

Total Investment    Based on net asset value per share            40.97%     (20.81%)    (47.76%)     16.43%      (6.23%)
Return:*                                                       =========   =========   =========   =========   =========

Ratios to Average   Expenses                                       2.42%       2.17%       1.69%       1.36%       1.32%
Net Assets:                                                    =========   =========   =========   =========   =========
                    Investment income (loss)--net                  (.66%)       .52%       (.27%)       .23%        .24%
                                                               =========   =========   =========   =========   =========
Supplemental        Net assets, end of year
Data:               (in thousands)                             $  36,368   $  34,111   $  63,760   $ 193,545   $ 294,830
                                                               =========   =========   =========   =========   =========
                    Portfolio turnover                            90.45%      73.52%      35.63%      44.09%      18.84%
                                                               =========   =========   =========   =========   =========



           * Total investment returns exclude the effects of sales charges. ++ Based on average shares outstanding.
         +++ Amount is less than $.01 per share.

                       See Notes to Financial Statements.

                                                                                           Class B
                                                                                                                For the
                                                                                                                Period
The following per share data and ratios have been derived                                                       June 10,
from information provided in the financial statements.                          For the Year Ended             1996++ to
                                                                                    November 30,                Nov. 30,
Increase (Decrease) in Net Asset Value:                                 1999++++      1998++++      1997++++      1996

Per Share           Net asset value, beginning of period                $   6.29      $   8.03    $  15.53      $  15.53
Operating                                                               --------      --------    --------      --------
Performance:        Investment loss--net                                    (.12)         (.03)       (.15)         (.05)
                    Realized and unrealized gain (loss) on investments
                    and foreign currency transactions--net                  2.56         (1.71)      (7.35)          .05
                                                                        --------      --------    --------      --------
                    Total from investment operations                        2.44         (1.74)      (7.50)           --
                                                                        --------      --------    --------      --------
                    Less dividends:
                      Investment income--net                                (.05)           --          --            --
                      In excess of investment income--net                   (.06)           --          --            --
                                                                        --------      --------    --------      --------
                    Total dividends                                         (.11)           --          --            --
                                                                        --------      --------    --------      --------
                    Net asset value, end of period                      $   8.62      $   6.29    $   8.03      $  15.53
                                                                        ========      ========    ========      ========

Total Investment    Based on net asset value per share                    39.44%       (21.67%)    (48.29%)         .00%+++
Return:**                                                               ========      ========    ========      ========

Ratios to Average   Expenses                                               3.45%         3.22%       2.75%         2.67%*
Net Assets:                                                             ========      ========    ========      ========
                    Investment loss--net                                  (1.69%)        (.51%)     (1.20%)        (.99%)*
                                                                        ========      ========    ========      ========

Supplemental        Net assets, end of period (in thousands)            $  7,774      $  5,347   $   4,887      $  3,719
Data:                                                                   ========      ========    ========      ========
                    Portfolio turnover                                    90.45%        73.52%      35.63%        44.09%
                                                                        ========      ========    ========      ========



            * Annualized.
           ** Total investment returns exclude the effects of sales charges. ++ Commencement of operations.
         ++++ Based on average shares outstanding.
          +++ Aggregate total investment return.

                       See Notes to Financial Statements.

Merrill Lynch Emerging Tigers Fund, Inc., November 30, 1999

                                                                                           Class C
                                                                                                                For the
                                                                                                                Period
The following per share data and ratios have been derived                                                       June 10,
from information provided in the financial statements.                          For the Year Ended             1996++ to
                                                                                    November 30,                Nov. 30,
Increase (Decrease) in Net Asset Value:                                 1999++++      1998++++      1997++++      1996

Per Share           Net asset value, beginning of period                $   6.28      $   8.02    $  15.52      $  15.53
Operating                                                               --------      --------    --------      --------
Performance:        Investment loss--net                                    (.12)         (.03)       (.11)         (.05)
                    Realized and unrealized gain (loss) on
                    investments and foreign currency transactions--net      2.57         (1.71)      (7.39)          .04
                                                                        --------      --------    --------      --------
                    Total from investment operations                        2.45         (1.74)      (7.50)         (.01)
                                                                        --------      --------    --------      --------
                    Less dividends:
                      Investment income--net                                (.04)           --          --            --
                      In excess of investment income--net                   (.05)           --          --            --
                                                                        --------      --------    --------      --------
                    Total dividends                                         (.09)           --          --            --
                                                                        --------      --------    --------      --------
                    Net asset value, end of period                      $   8.64      $   6.28    $   8.02      $  15.52
                                                                        ========      ========    ========      ========

Total Investment    Based on net asset value per share                    39.67%       (21.70%)    (48.32%)        (.06%)+++
Return:**                                                               ========      ========    ========      ========

Ratios to Average   Expenses                                               3.46%         3.22%       2.83%         2.68%*
Net Assets:                                                             ========      ========    ========      ========
                    Investment loss--net                                  (1.69%)        (.52%)     (1.01%)        (.98%)*
                                                                        ========      ========    ========      ========

Supplemental        Net assets, end of period (in thousands)            $  2,222      $  2,139    $  2,870      $    887
Data:                                                                   ========      ========    ========      ========
                    Portfolio turnover                                    90.45%        73.52%      35.63%        44.09%
                                                                        ========      ========    ========      ========


             * Annualized.
            ** Total investment returns exclude the effects of sales charges. ++ Commencement of operations.
          ++++ Based on average shares outstanding.
           +++ Aggregate total investment return.

                       See Notes to Financial Statements.

FINANCIAL HIGHLIGHTS (concluded)

                                                                                           Class D
                                                                                                                For the
                                                                                                                Period
The following per share data and ratios have been derived                                                       June 10,
from information provided in the financial statements.                          For the Year Ended             1996++ to
                                                                                    November 30,                Nov. 30,
Increase (Decrease) in Net Asset Value:                                 1999++++      1998++++      1997++++      1996

Per Share           Net asset value, beginning of period                $   6.39      $   8.10    $  15.58      $  15.53
Operating                                                               --------      --------    --------      --------
Performance:        Investment income (loss)--net                           (.07)          .02        (.04)         (.01)
                    Realized and unrealized gain (loss) on investments
                    and foreign currency transactions--net                  2.61         (1.73)      (7.41)          .06
                                                                        --------      --------    --------      --------
                    Total from investment operations                        2.54         (1.71)      (7.45)          .05
                                                                        --------      --------    --------      --------
                    Less dividends:
                      Investment income--net                                (.07)           --          --+++++       --
                      In excess of investment income--net                   (.09)           --        (.03)           --
                                                                        --------      --------    --------      --------
                    Total dividends                                         (.16)           --        (.03)           --
                                                                        --------      --------    --------      --------
                    Net asset value, end of period                      $   8.77      $   6.39    $   8.10      $  15.58
                                                                        ========      ========    ========      ========

Total Investment    Based on net asset value per share                    40.78%       (21.11%)    (47.91%)         .32%+++
Return:**                                                               ========      ========    ========      ========

Ratios to Average   Expenses                                               2.68%         2.44%       2.01%        1.88%*
Net Assets:                                                             ========      ========    ========      ========
                    Investment income (loss)--net                          (.93%)         .28%       (.30%)        (.34%)*
                                                                        ========      ========    ========      ========

Supplemental        Net assets, end of period (in thousands)            $  2,120      $  1,578    $  1,057      $    953
Data:                                                                   ========      ========    ========      ========
                    Portfolio turnover                                    90.45%        73.52%      35.63%        44.09%
                                                                        ========      ========    ========      ========



             * Annualized.
            ** Total investment returns exclude the effects of sales charges. ++ Commencement of operations.
          ++++ Based on average shares outstanding.
           +++ Aggregate total investment return.
         +++++ Amount is less than $.01 per share.

                       See Notes to Financial Statements.

Merrill Lynch Emerging Tigers Fund, Inc., November 30, 1999


NOTES TO FINANCIAL STATEMENTS


1. Significant Accounting Policies:
Merrill Lynch Emerging Tigers Fund, Inc. (the "Fund") is registered under the Investment Company Act of 1940 as a non-diversified, open- end management investment company. The Fund's financial statements are prepared in accordance with generally accepted accounting principles, which may require the use of management accruals and estimates. The Fund offers four classes of shares under the Merrill Lynch Select Pricing SM System. Shares of Class A and Class D are sold with a front-end sales charge. Shares of Class B and Class C may be subject to a contingent deferred sales charge. All classes of shares have identical voting, dividend, liquidation and other rights and the same terms and conditions, except that Class B, Class C and Class D Shares bear certain expenses related to the account maintenance of such shares, and Class B and Class C Shares also bear certain expenses related to the distribution of such shares. Each class has exclusive voting rights with respect to matters relating to its account maintenance and distribution expenditures. The following is a summary of significant accounting policies followed by the Fund.

(a) Valuation of investments--Portfolio securities that are traded on stock exchanges are valued at the last sale price on the exchange on which such securities are traded, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price. Securities traded in the over-the- counter market are valued at the last available bid price prior to the time of valuation. In cases where securities are traded on more than one exchange, the securities are valued on the exchange designated by or under the authority of the Board of Directors as the primary market. Securities that are traded both in the over-the- counter market and on a stock exchange are valued according to the broadest and most representative market. Options written or purchased are valued at the last sale price in the case of exchange- traded options. In the case of options traded in the over-the- counter market, valuation is the last asked price (options written) or the last bid price (option purchased). Short-term securities are valued at amortized cost, which approximates market value. Other investments, including futures contracts and related options, are stated at market value. Securities and assets for which market value quotations are not available are valued at their fair value as determined in good faith by or under the direction of the Fund's Board of Directors.

(b) Foreign currency transactions--Transactions denominated in foreign currencies are recorded at the exchange rate prevailing when recognized. Assets and liabilities denominated in foreign currencies are valued at the exchange rate at the end of the period. Foreign currency transactions are the result of settling (realized) or valuing (unrealized) assets or liabilities expressed in foreign currencies into US dollars. Realized and unrealized gains or losses from investments include the effects of foreign exchange rates on investments.

(c) Derivative financial instruments--The Fund may engage in various portfolio strategies to seek to increase its return by hedging its portfolio against adverse movements in the equity, debt and currency markets. Losses may arise due to changes in the value of the contract or if the counterparty does not perform under the contract.

* Options--The Fund is authorized to write and purchase call and put options. When the Fund writes an option, an amount equal to the premium received by the Fund is reflected as an asset and an equivalent liability. The amount of the liability is subsequently marked to market to reflect the current market value of the option written.

When a security is purchased or sold through an exercise of an option, the related premium paid (or received) is added to (or deducted from) the basis of the security acquired or deducted from (or added to) the proceeds of the security sold. When an option expires (or the Fund enters into a closing transaction), the Fund realizes a gain or loss on the option to the extent of the premiums received or paid (or gain or loss to the extent the cost of the closing transaction exceeds the premium paid or received).

Written and purchased options are non-income producing investments.

* Forward foreign exchange contracts--The Fund is authorized to enter into forward foreign exchange contracts as a hedge against either specific transactions or portfolio positions. Such contracts are not entered on the Fund's records. However, the effect on operations is recorded from the date the Fund enters into such contracts.

* Foreign currency options and futures--The Fund is also authorized to purchase or sell listed or over-the-counter foreign currency options, foreign currency futures and related options on foreign currency futures as a short or long hedge against possible variations in foreign exchange rates. Such transactions may be effected with respect to hedges on non-US dollar denominated securities owned by the Fund, sold by the Fund but not yet delivered, or committed or anticipated to be purchased by the Fund.

* Financial futures contracts--The Fund may purchase or sell financial futures contracts and options on such futures contracts for the purpose of hedging the market risk on existing securities or the intended purchase of securities. Futures contracts are contracts for delayed delivery of securities at a specific future date and at a specific price or yield. Upon entering into a contract, the Fund deposits and maintains as collateral such initial margin as required by the exchange on which the transaction is effected. Pursuant to the contract, the Fund agrees to receive from or pay to the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as variation margin and are recorded by the Fund as unrealized gains or losses. When the contract is closed, the Fund records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.

(d) Income taxes--It is the Fund's policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its taxable income to its shareholders. Therefore, no Federal income tax provision is required. Under the applicable foreign tax law, a withholding tax may be imposed on interest, dividends, and capital gains at various rates.

(e) Security transactions and investment income--Security transactions are recorded on the dates the transactions are entered into (the trade dates). Dividend income is recorded on the ex- dividend dates. Dividends from foreign securities where the ex- dividend date may have passed are subsequently recorded when the Fund has determined the ex-dividend date. Interest income (including amortization of discount) is recognized on the accrual basis. Realized gains and losses on security transactions are determined on the identified cost basis.

(f) Deferred organization expenses and prepaid registration fees-- Deferred organization expenses are charged to expense on a straight- line basis over a period not exceeding five years beginning with the commencement of operations. Prepaid registration fees are charged to expense as the related shares are issued.

(g) Dividends and distributions--Dividends and distributions paid by the Fund are recorded on the ex-dividend dates. Distributions in excess of net investment income are due primarily to differing tax treatments for foreign currency transactions.

(h) Custodian bank--The Fund recorded an amount payable to the custodian bank reflecting an overnight overdraft which resulted from a failed trade which settled the next day.

(i) Reclassification--Generally accepted accounting principles require that certain components of net assets be adjusted to reflect permanent differences between financial and tax reporting. Accordingly, current year's permanent book/tax differences of $22,450 have been reclassified between accumulated net realized capital losses and undistributed net investment income and $944,167 has been reclassified between paid-in capital in excess of par and undistributed net investment income. These reclassifications have no effect on net asset value per share.


2. Investment Advisory Agreement and Transactions with Affiliates: The Fund has entered into an Investment Advisory Agreement with Fund Asset Management, L.P. ("FAM"). The general partner of FAM is Princeton Services, Inc. ("PSI"), an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("ML & Co."), which is the limited partner. The Fund has also entered into a Distribution Agreement and Distribution Plans with Merrill Lynch Funds Distributor ("MLFD" or the "Distributor"), a division of Princeton Funds Distributor, Inc. ("PFD"), which is a wholly-owned subsidiary of Merrill Lynch Group, Inc.

FAM is responsible for the management of the Fund's portfolio and provides the necessary personnel, facilities, equipment and certain other services necessary to the operations of the Fund. For such services, the Fund pays a monthly fee at the annual rate of 1.00% of the average daily net assets of the Fund.

Pursuant to the Distribution Plans adopted by the Fund in accordance with Rule 12b-1 under the Investment Company Act of 1940, the Fund pays the Distributor ongoing account maintenance and distribution fees. The fees are accrued daily and paid monthly at annual rates based upon the average daily net assets of the shares as follows:

                            Account
                          Maintenance  Distribution
                              Fee          Fee

Class B                       .25%        .75%
Class C                       .25%        .75%
Class D                       .25%         --


Pursuant to a sub-agreement with the Distributor, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a subsidiary of ML & Co., also provides account maintenance and distribution services to the Fund. The ongoing account maintenance fee compensates the Distributor and MLPF&S for providing account maintenance services to Class B, Class C and Class D shareholders. The ongoing distribution fee compensates the Distributor and MLPF&S for providing shareholder and distribution-related services to Class B and Class C shareholders.

Merrill Lynch Emerging Tigers Fund, Inc., November 30, 1996


NOTES TO FINANCIAL STATEMENTS (concluded)


For the year ended November 30, 1999, MLFD earned underwriting discounts and direct commissions and MLPF&S earned dealer concessions on sales of the Fund's Class A and Class D Shares as follows:

                               MLFD      MLPF&S

Class A                       $1,980     $5,008
Class D                       $  370     $5,754

For the year ended November 30, 1999, MLPF&S received contingent deferred sales charges of $27,379 and $2,166 relating to transactions in Class B and Class C Shares, respectively.

In addition, MLPF&S received $103,434 in commissions on the execution of portfolio security transactions for the Fund for the year ended November 30, 1999.

Financial Data Services, Inc. ("FDS"), a wholly-owned subsidiary of ML & Co., is the Fund's transfer agent.

Accounting services are provided to the Fund by FAM at cost.

Certain officers and/or directors of the Fund are officers and/or directors of FAM, PSI, MLPFD, and/or ML & Co.


3. Investments:
Purchases and sales of investments, excluding short-term securities, for the year ended November 30, 1999 were $36,888,311 and $43,050,354, respectively.

Net realized gains (losses) for the year ended November 30, 1999 and net unrealized gains as of November 30, 1999 were as follows:

                                     Realized
                                      Gains       Unrealized
                                     (Losses)       Gains

Long-term investments            $ (8,070,728)    $ 10,120,080
Short-term investments                    214               --
Forward foreign exchange
contracts                              16,608               --
Foreign currency transactions            (531)        (117,705)
                                 ------------     ------------
Total                            $ (8,054,437)    $ 10,002,375
                                 ============     ============


As of November 30, 1999, net unrealized appreciation for Federal income tax purposes aggregated $10,006,461, of which $12,009,289 related to appreciated securities and $2,002,828 related to depreciated securities. At November 30, 1999, the aggregate cost of investments for Federal income tax purposes was $36,641,317.


4. Capital Share Transactions:
Net decrease in net assets derived from capital share transactions was $8,225,085 and $14,685,494 for the years ended November 30, 1999 and November 30, 1998, respectively.

Transactions in capital shares for each class were as follows:


Class A Shares for the Year                         Dollar
Ended November 30, 1999               Shares        Amount

Shares sold                         1,849,253     $ 13,389,701
Shares issued to shareholders in
reinvestment of dividends              89,421          554,410
                                   ----------     ------------
Total issued                        1,938,674       13,944,111
Shares redeemed                    (3,119,347)     (21,952,670)
                                   ----------     ------------
Net decrease                       (1,180,673)    $ (8,008,559)
                                   ===========    ============


Class A Shares for the Year                         Dollar
Ended November 30, 1998               Shares        Amount

Shares sold                         2,689,944     $ 18,480,560
Shares issued to shareholders in
reinvestment of dividends               6,992           55,589
                                   ----------     ------------
Total issued                        2,696,936       18,536,149
Shares redeemed                    (5,233,128)     (36,157,221)
                                   ----------     ------------
Net decrease                       (2,536,192)    $(17,621,072)
                                   ===========    ============


Class B Shares for the Year                         Dollar
Ended November 30, 1999               Shares        Amount

Shares sold                           402,844     $  2,853,452
Shares issued to shareholders in
reinvestment of dividends              12,809           78,649
                                   ----------     ------------
Total issued                          415,653        2,932,101
Automatic conversion of shares        (10,676)         (80,656)
Shares redeemed                      (353,661)      (2,467,177)
                                   ----------     ------------
Net increase                           51,316     $    384,268
                                   ===========    ============


Class B Shares for the Year                         Dollar
Ended November 30, 1998               Shares        Amount

Shares sold                         1,441,240     $ 10,346,527
Shares redeemed                    (1,180,688)      (8,237,820)
Automatic conversion of shares        (19,016)        (109,227)
                                   ----------     ------------
Net increase                          241,536     $  1,999,480
                                   ===========    ============

Class C Shares for the Year                         Dollar
Ended November 30, 1999               Shares        Amount

Shares sold                           232,159     $  1,743,491
Shares issued to shareholders in
reinvestment of dividends               4,582           28,132
                                   ----------     ------------
Total issued                          236,741        1,771,623
Shares redeemed                      (319,862)      (2,356,736)
                                   ----------     ------------
Net decrease                          (83,121)    $   (585,113)
                                   ===========    ============


Class C Shares for the Year                         Dollar
Ended November 30, 1998               Shares        Amount

Shares sold                           546,414     $  3,700,841
Shares redeemed                      (563,728)      (3,743,986)
                                   ----------     ------------
Net decrease                          (17,314)    $    (43,145)
                                   ===========    ============


Class D Shares for the Year                         Dollar
Ended November 30, 1999               Shares        Amount

Shares sold                            81,004      $   592,970
Shares issued to shareholders in
reinvestment of dividends               5,001           30,957
Automatic conversion of shares         10,532           80,656
                                   ----------     ------------
Total issued                           96,537          704,583
Shares redeemed                      (101,523)        (720,264)
                                   ----------     ------------
Net decrease                           (4,986)    $    (15,681)
                                   ===========    ============


Class D Shares for the Year                         Dollar
Ended November 30, 1998               Shares        Amount

Shares sold                           268,182     $  2,022,645
Automatic conversion of shares         18,782          109,227
                                   ----------     ------------
Total issued                          286,964        2,131,872
Shares redeemed                      (170,668)      (1,152,629)
                                   ----------     ------------
Net increase                          116,296     $    979,243
                                   ===========    ============

5. Commitments:

At November 30, 1999, the Fund had entered into foreign exchange contracts under which it agreed to purchase and sell various foreign currencies with approximate values of $519,000 and $1,673,000, respectively.


6. Capital Loss Carryforward:
At November 30, 1999, the Fund had a net capital loss carryforward of approximately $51,632,000, of which $1,115,000 expires in 2003, $17,293,000 expires in 2005, $25,147,000 expires in 2006 and $8,077,000 expires in 2007.
This amount will be available to offset like amounts of any future taxable gains.

Merrill Lynch Emerging Tigers Fund, Inc., November 30, 1999


INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders,
Merrill Lynch Emerging Tigers Fund, Inc.:

We have audited the accompanying statement of assets and liabilities, including the schedule of investments, of Merrill Lynch Emerging Tigers Fund, Inc. as of November 30, 1999, the related statements of operations for the year then ended and changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended. These financial statements and the financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and the financial highlights based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned at November 30, 1999, by correspondence with the custodian and brokers. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial highlights present fairly, in all material respects, the financial position of Merrill Lynch Emerging Tigers Fund, Inc. as of November 30, 1999, the results of its operations, the changes in its net assets, and the financial highlights for the respective stated periods in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Princeton, New Jersey
January 13, 2000

IMPORTANT TAX INFORMATION (unaudited)

The following information summarizes all per share distributions paid by Merrill Lynch Emerging Tigers Fund, Inc. during its taxable yearended November 30, 1999:

                                                       Domestic
                      Record         Payable        Non-Qualifying        Foreign            Total
                       Date            Date        Ordinary Income     Source Income    Ordinary Income

Class A Shares      12/18/1998      12/29/1998         $.106045           $.070407          $.176452
Class B Shares      12/18/1998      12/29/1998         $.064541           $.042851          $.107392
Class C Shares      12/18/1998      12/29/1998         $.056025           $.037196          $.093221
Class D Shares      12/18/1998      12/29/1998         $.095926           $.063688          $.159614

Additionally, there were no capital gain distributions paid by the Fund during the year. Please retain this information for your records.

Merrill Lynch Emerging Tigers Fund, Inc., November 30, 1999


PORTFOLIO INFORMATION (unaudited)


As of November 30, 1999


                                               Percent of
Ten Largest Holdings                           Net Assets

China Telecom (Hong Kong) Limited                 7.1%
Legend Holdings Limited                           6.7
DBS Group Holdings Limited                        4.1
Singapore Press Holdings Ltd.                     3.8
Singapore Airlines Limited                        3.1
NIIT Limited*                                     2.8
Philippine Long Distance Telephone Company
   (ADR)                                          2.5
Advanced Info Service Public Company
   Limited 'Foreign'                              2.3
Malayan Banking Berhad                            2.1
Rothmans of Pall Mall (Malaysia) Berhad           2.1

[FN]
* Includes combined holdings.



OFFICERS AND DIRECTORS

Terry K. Glenn, President and Director
Donald Cecil, Director
Edward H. Meyer, Director
Charles C. Reilly, Director
Richard R. West, Director
Arthur Zeikel, Director
Edward D. Zinbarg, Director
Kara W. Y. Tan Bhala, Senior Vice President and
   Portfolio Manager
Robert C. Doll, Senior Vice President
Donald C. Burke, Vice President and Treasurer
Phillip Gillespie, Secretary

Custodian
Brown Brothers Harriman & Co.
40 Water Street
Boston, MA 02109

Transfer Agent
Financial Data Services, Inc.
4800 Deer Lake Drive East
Jacksonville, FL 32246-6484
(800) 637-3863